Exhibit 99.1

FERNHILL ESTATES, LLC

PACIFIC GARDENS ESTATES, LLC

SHERIDAN CARE CENTER, LLC

Oregon

COMBINED FINANCIAL STATEMENTS

For the Year Ended December 31, 2019

FERNHILL ESTATES, LLC, PACIFIC GARDENS ESTATES, LLC,

AND SHERIDAN CARE CENTER, LLC

TABLE OF CONTENTS

For the Year Ended December 31, 2019

Page

INDEPENDENT AUDITOR’S REPORT	1 – 2

FINANCIAL STATEMENTS
Combined Balance Sheet	3
Combined Statement of Income and Changes in Member’s Equity	4
Combined Statement of Cash Flows	5
Notes to Combined Financial Statements	6 – 9

SUPPLEMENTARY INFORMATION
Combining Balance Sheet	10
Combining Statement of Income and Changes in Members’ Equity	11
Combining Statement of Cash Flows	12

Independent Auditor’s Report

Board of Directors and Stockholders

Dakavia Management Corp

Salem, Oregon

Report on the Combined Financial Statements

We have audited the accompanying combined financial statements of Fernhill Estates LLC, Pacific Garden LLC, and Sheridan Care Center LLC, subsidiaries of Dakavia Management Corp, which comprise the combined balance sheet as of December 31, 2019, and the related combined statements of income and changes in members’ equity, and cash flows for the year then ended, and the related notes to the combined financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these combined financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these combined financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

INDEPENDENT AUDITOR’S REPORT (Continued)

Opinion

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Fernhill Estates LLC, Pacific Garden LLC, and Sheridan Care Center LLC as of December 31, 2019, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

As discussed in Note 1, the financial statements present only Fernhill Estates LLC, Pacific Garden LLC, and Sheridan Care Center LLC, and do not purport, and do not, present fairly the financial position of Dakavia Management, Inc. as of December 31, 2019 and results of its operations and cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America. Our opinion is not modified with respect to this matter.

Report on Supplementary Information

Our audits were conducted for the purpose of forming an opinion on the combined financial statements as a whole. The supplemental combining information is presented for purposes of additional analysis and is not a required part of the combined financial statements. Such information is the responsibility of management and was derived from and relates directly to the underlying accounting and other records used to prepare the combined financial statements. The information has been subjected to the auditing procedures applied in the audit of the combined financial statements and certain additional procedures, including comparing and reconciling such information directly to the underlying accounting and other records used to prepare the combined financial statements or to the combined financial statements themselves, and other additional procedures in accordance with auditing standards generally accepted in the United States of America. In our opinion, the information is fairly stated in all material respects in relation to the combined financial statements as a whole.

Boldt Carlisle + Smith

Certified Public Accountants

Salem, Oregon

February 28, 2020

FINANCIAL STATEMENTS

FERNHILL ESTATES, LLC, PACIFIC GARDENS ESTATES, LLC,

AND SHERIDAN CARE CENTER, LLC

COMBINED BALANCE SHEET

December 31, 2019

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$244,751
Accounts receivable, net	1,634,095
Inventory	5,873
Prepaid expenses	92,578
Escrow accounts held by landlords	140,008
Other current assets	3,958

TOTAL CURRENT ASSETS	2,121,263

NONCURRENT ASSETS
Receivables from related parties	2,511,417
Deposits	420,000
Property and equipment, net	951,120

TOTAL NONCURRENT ASSETS	3,882,537

TOTAL ASSETS	$6,003,800

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable	$391,838
Accrued expenses	518,147
Current portion of long-term debt	5,023

TOTAL CURRENT LIABILITIES	915,008

LONG-TERM LIABILITIES
Long-term debt	2,208

TOTAL LIABILITIES	917,216

EQUITY
Member's equity	5,086,584

TOTAL EQUITY	5,086,584

TOTAL LIABILITIES AND EQUITY	$6,003,800

See accompanying notes

FERNHILL ESTATES, LLC, PACIFIC GARDENS ESTATES, LLC,

AND SHERIDAN CARE CENTER, LLC

COMBINED STATEMENT OF INCOME AND CHANGES IN

MEMBERS' EQUITY

For the Year Ended December 31, 2019

REVENUES	$14,400,202

EXPENSES
Administration and general	1,824,181
Environmental services	962,045
Dietary	816,044
Social services	140,367
Activities	82,853
Nursing	6,839,261
Property and related	2,133,111
Depreciation	90,167

TOTAL EXPENSES	12,888,029

OPERATING INCOME	1,512,173

OTHER INCOME AND EXPENSES
Miscellaneous income	52,882
Oregon provider tax	(997,769)
Miscellaneous expenses	(18,070)

TOTAL OTHER INCOME AND EXPENSES	(962,957)

Net income	549,216
Member's equity - beginning	4,637,368
Distributions to member	(100,000)

Member's equity - ending	$5,086,584

See accompanying notes

FERNHILL ESTATES, LLC, PACIFIC GARDENS ESTATES, LLC,

AND SHERIDAN CARE CENTER, LLC

COMBINED STATEMENT OF CASH FLOWS

For the Year Ended December 31, 2019

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$549,216
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	90,167
(Increase) decrease in assets:
Accounts receivable	(67,321)
Prepaid expenses	(5,279)
Escrow accounts held by Summit	(2,956)
Due from related parties	(120,368)
Other current assets	(23,206)
Increase (decrease) in liabilities:
Accounts payable	44,439
Accrued expenses	(58,891)

Net cash provided by operating activities	405,801

CASH FLOWS FROM INVESTING ACTIVITIES
Cash paid for purchases of property and equipment	(309,992)

Net cash (used in) investing activities	(309,992)

CASH FLOWS FROM FINANCING ACTIVITIES
Distributions	(100,000)
Principal payments on long term debt	(7,683)

Net cash (used in) financing activities	(107,683)

(Decrease) in cash	(11,874)
Cash - beginning of year	256,625

Cash - end of year	$244,751

SUPPLEMENTAL CASH FLOW DISCLOSURE
Interest paid	$5,440

See accompanying notes

FERNHILL ESTATES, LLC, PACIFIC GARDENS ESTATES, LLC,

AND SHERIDAN CARE CENTER, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

December 31, 2019

1.            Summary of business operations and significant accounting principles and policies

(a)	Description of business

Fernhill Estates, LLC, Pacific Gardens Estates, LLC, and Sheridan Care Center, LLC (the Companies) are single-member LLC’s wholly owned by Dakavia Management Corp. The Companies operate skilled nursing facilities within Oregon.

The combined financial statements include the accounts of the three companies which operate under a single master lease with three wholly-owned subsidiaries of Summit Healthcare REIT, Inc. as landlords. All significant intercompany accounts and transactions have been eliminated in combination.

(b)	Concentration of credit risk

The Companies have deposits with one financial institution which are insured by the Federal Deposit Insurance Corporation up to $250,000. Account balances did not exceed federally insured limits during 2019.

(c)	Cash equivalents

For purposes of reporting cash flows, cash includes cash on hand, checking, savings, and money market accounts.

(d)	Receivables

The Companies maintain allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. Management uses a set percentage of billings to determine the amount of allowances to accrue. Balances that remain outstanding after the Company has used reasonable collection efforts are written off through a charge to the allowance and a credit to accounts receivable.

(e)	Inventory

Inventory consists of supplies which are stated at cost.

(f)	Depreciation of property and equipment

Property and equipment are stated at cost less accumulated depreciation computed using the straight-line and accelerated methods over 3 to 39 years.

(g)	Income taxes

As limited liability companies, the Companies are not taxpaying entities for federal income tax purposes. Accordingly, the Companies’ taxable income or loss are allocated to their members in accordance with their respective percentage ownership. Therefore, no provision or liability for income taxes has been included in the accompanying financial statements.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

1.	Summary of business operations and significant accounting principles and policies (continued)

(h)	Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(i)	Risk management

The Companies are exposed to various risks of loss related to errors and omissions; automobile; damage to and destruction of assets; bodily injury; and worker’s compensation for which the Companies carry commercial insurance. There has been no significant reduction in insurance coverage from the prior year and settled claims have not reached the level of commercial coverage in any of the past three fiscal years.

(j)	Revenue recognition

Effective January 1, 2018, the Companies adopted accounting guidance, issued by the Financial Accounting Standards Board (“FASB”) in May 2014, clarifying the principles for recognizing revenue from certain contracts with customers. Management has evaluated the nature of services provided by the Companies and has determined the adoption of this guidance was not material to the Company’s financial statements.

(k)	Subsequent events

Management has evaluated events subsequent to year end through February 28, 2020 which is the date that the financial statements were available to be issued, for possible disclosure in the financial statements.

2.	Receivables

Accounts receivables	$1,644,092
Other receivables	7,364
Allowance for doubtful accounts	(17,361)

$1,634,095

Receivables accounts over 90 days past due at December 31, 2019 were $245,555.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

3.            Property and equipment

Leasehold improvements	$969,274
Furniture and fixtures	119,511
Machinery and equipment	226,502

1,315,287
Less accumulated depreciation	(364,167)

$951,120

Depreciation charged to operations for 2019 amounted to $90,167.

4.            Related party balances and transactions

The Companies are wholly owned by Dakavia Management Corp to whom they pay a management fee. The management fee effective from January 1, 2019 to February 28, 2019 was 6 percent of gross revenue and 5 percent effective March 1, 2019. Management fees for 2019 were $742,309.

The Companies also had receivables at year-end with Kent Emry, a shareholder in Dakavia Management Corp, and Myrtle Point Care Center, LLC, a subsidiary of Dakavia Management Corp as follows:

Dakavia Management Corp	$2,485,802
Kent Emry	25,158
Myrtle Point Care Center, LLC	457

$2,511,417

The daughter of a shareholder of Dakavia Management Corp, was the Administrator at Fernhill Estates, LLC and was paid $70,000 in wages and $1,230 in bonuses during the year.

5.            Long-term debt

The Companies entered into a loan to finance the purchase of equipment with monthly payments of $450 including interest at 7.6 percent.

Balance at December 31, 2019	$7,231
Current portion	(5,023)

Noncurrent portion	$2,208

Future maturities are as follows:

December 31, 2020	$5,023
December 31, 2021	2,208

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

6.	Lease

The Companies lease their respective facilities under a master lease agreement with Summit Healthcare REIT. The lease expires on July 31, 2027. Lease payments increase 2 percent annually.

The following is a schedule of the future minimum lease payments:

Year	Amount
2020	$1,927,251
2021	1,965,796
2022	2,005,112
2023	2,045,214
2024	2,086,118
2025 and thereafter	12,520,759

$22,550,250

Rent expense for the year was $1,900,024.

7.	Retirement plan

As of May 2019, Dakavia Management Corp sponsored a 401(k) retirement plan which covers the employees of the Companies, as well as employees of other Dakavia Management Corp subsidiaries. Substantially all employees are eligible and are automatically enrolled. Employee deferrals are matched at 100 percent for the first percent and half a percent of any additional contributions up to 6 percent. Employer matching contributions of $34,298 were made for 2019.

8.	Concentration

The Companies provide services to residents of Oregon who are Medicaid or Medicare recipients and receives approximately 94 percent of revenue from these programs. Accordingly, the company is subject to a concentration of revenue risks related to the Oregon Medicaid and Medicare Programs.

SUPPLEMENTARY INFORMATION

FERNHILL ESTATES, LLC, PACIFIC GARDENS ESTATES, LLC,
AND SHERIDAN CARE CENTER, LLC

COMBINING BALANCE SHEET
December 31, 2019

	Fernhill Estates, LLC	Pacific Gardens Estates, LLC	Sheridan Care Center, LLC	Subtotals	Eliminations	Totals
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$87,712	$61,844	$95,195	$244,751	$-	$244,751
Accounts receivable, net	401,280	727,997	504,818	1,634,095	-	1,634,095
Inventory	1,441	1,701	2,731	5,873	-	5,873
Prepaid expenses	25,317	42,032	25,229	92,578	-	92,578
Escrow accounts held by landlords	58,615	27,108	54,285	140,008	-	140,008
Other current assets	-	1,826	2,132	3,958	-	3,958

TOTAL CURRENT ASSETS	574,365	862,508	684,390	2,121,263	-	2,121,263

NONCURRENT ASSETS
Receivables from related parties	1,296,506	480,197	2,388,570	4,165,273	(1,653,856)	2,511,417
Deposits	113,706	205,000	101,294	420,000	-	420,000
Property and equipment, net	302,114	318,522	330,484	951,120	-	951,120
				-
TOTAL NONCURRENT ASSETS	1,712,326	1,003,719	2,820,348	5,536,393	(1,653,856)	3,882,537

TOTAL ASSETS	$2,286,691	$1,866,227	$3,504,738	$7,657,656	$(1,653,856)	$6,003,800

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable	$59,218	$189,427	$143,193	$391,838	$-	$391,838
Accrued expenses	143,198	241,397	133,552	518,147	-	518,147
Due to related parties	-	1,323,719	330,137	1,653,856	(1,653,856)	-
Current portion of long-term debt	-	5,023	-	5,023	-	5,023

TOTAL CURRENT LIABILITIES	202,416	1,759,566	606,882	2,568,864	(1,653,856)	915,008

LONG-TERM LIABILITIES
Long-term debt	-	2,208	-	2,208	-	2,208

TOTAL LIABILITIES	202,416	1,761,774	606,882	2,571,072	(1,653,856)	917,216

EQUITY
Member's equity	2,084,275	104,453	2,897,856	5,086,584	-	5,086,584

TOTAL EQUITY	2,084,275	104,453	2,897,856	5,086,584	-	5,086,584

TOTAL LIABILITIES AND EQUITY	$2,286,691	$1,866,227	$3,504,738	$7,657,656	$(1,653,856)	$6,003,800

FERNHILL ESTATES, LLC, PACIFIC GARDENS ESTATES, LLC,
AND SHERIDAN CARE CENTER, LLC

COMBINING STATEMENT OF INCOME AND CHANGES IN
MEMBERS' EQUITY
For the Year Ended December 31, 2019

	Fernhill Estates, LLC	Pacific Gardens Estates, LLC	Sheridan Care Center, LLC	Totals
REVENUES	$3,715,300	$6,549,666	$4,135,236	$14,400,202

EXPENSES
Administration and general	478,796	797,928	547,457	1,824,181
Environmental services	267,479	453,655	240,911	962,045
Dietary	203,916	363,156	248,972	816,044
Social services	41,388	71,680	27,299	140,367
Activities	24,723	41,151	16,979	82,853
Nursing	1,774,914	3,148,995	1,915,352	6,839,261
Property and related	568,410	1,038,554	526,147	2,133,111
Depreciation	23,384	43,040	23,743	90,167

TOTAL EXPENSES	3,383,010	5,958,159	3,546,860	12,888,029

OPERATING INCOME	332,290	591,507	588,376	1,512,173

OTHER INCOME AND EXPENSES
Miscellaneous income	15,929	26,133	10,820	52,882
Oregon provider tax	(268,593)	(451,043)	(278,133)	(997,769)
Miscellaneous expenses	(9,706)	(6,561)	(1,803)	(18,070)

TOTAL OTHER INCOME AND EXPENSES	(262,370)	(431,471)	(269,116)	(962,957)

Net income	69,920	160,036	319,260	549,216
Member's equity - beginning	2,064,355	(55,583)	2,628,596	4,637,368
Distributions to member	(50,000)	-	(50,000)	(100,000)

Member's equity - ending	$2,084,275	$104,453	$2,897,856	$5,086,584

COMBINING STATEMENT OF CASH FLOWS

For the Year Ended December 31, 2019

	Fernhill Estates, LLC	Pacific Gardens Estates, LLC	Sheridan Care Center, LLC	Eliminations	Totals
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$69,920	$160,036	$319,260	$-	$549,216

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	23,384	43,040	23,743	-	90,167
(Increase) decrease in assets:
Accounts receivable	30,584	(90,841)	(7,064)	-	(67,321)
Prepaid expenses	(1,819)	(4,153)	693	-	(5,279)
Escrow accounts held by Summit Healthcare REIT	(8,518)	37,842	(32,280)	-	(2,956)
Receivable from related parties	21,193	102,586	(175,500)	(68,647)	(120,368)
Other current assets	-	(22,574)	(632)	-	(23,206)
Increase (decrease) in liabilities:
Accounts payable	(19,735)	37,339	26,835	-	44,439
Accrued expenses	(27,363)	(8,657)	(22,871)	-	(58,891)
Due to related parties	-	(116,647)	48,000	68,647	-

Net cash provided by operating activities	87,646	137,971	180,184	-	405,801

CASH FLOWS FROM INVESTING ACTIVITIES
Cash paid for purchases of property and equipment	(27,943)	(110,949)	(171,100)	-	(309,992)

Net cash (used in) investing activities	(27,943)	(110,949)	(171,100)	-	(309,992)

CASH FLOWS FROM FINANCING ACTIVITIES
Distributions	(50,000)	-	(50,000)	-	(100,000)
Principal payments on long term debt	(3,027)	(4,656)	-	-	(7,683)

Net cash (used in) financing activities	(53,027)	(4,656)	(50,000)	-	(107,683)

Increase (decrease) in cash	6,676	22,366	(40,916)	-	(11,874)
Cash - beginning of year	81,036	39,478	136,111	-	256,625

Cash - end of year	$87,712	$61,844	$95,195	$-	$244,751

SUPPLEMENTAL CASH FLOW DISCLOSURE
Interest paid	$1,181	$2,853	$1,406	$-	$5,440